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                                                                   EXHIBIT 99.3



                              FOR IMMEDIATE RELEASE
                        FOR FURTHER INFORMATION, CONTACT:
            BRIAN ARSENAULT, VICE PRESIDENT, CORPORATE COMMUNICATIONS
                                 (207) 761-8517


             RECORD QUARTERLY OPERATING EARNINGS AT PEOPLES HERITAGE


Portland, Maine, July 20 , 1998 -- Peoples Heritage Financial Group, Inc. (NASDAQ:PHBK) today announced record quarterly operating earnings of $32.4 million, or 36 cents per diluted share, for the second quarter ended June 30, 1998, up 27 percent from net earnings of $25.5 million, or 29 cents per diluted share for the same quarter a year ago.

"We are gratified that we continue to generate record earnings," said William J. Ryan, Company Chairman, President and Chief Executive Officer. "The record operating earnings reflect both strong internal earnings growth and a continuation of our history of solid acquisitions."

The quarter ended June 30, 1998 reflected for the first time additional operating earnings from the acquisition of CFX Corporation, completed on April 10, 1998. All numbers were restated for the CFX acquisition. Earnings per share numbers reflect the Company's two-for-one stock split on May 28, 1998.

Additionally, second quarter net income was affected by one-time after-tax charges of $24.0 million related to the acquisition of CFX. As a result of those one-time charges, net income for the quarter ended June 30, 1998 was $8.3 million, or 9 cents per diluted share.

Both net interest income and noninterest income for the second quarter ended June 30, 1998 were up substantially over the same quarter a year ago, restated for the CFX acquisition. Net interest income for the quarter ended June 30 ,1998 rose 8 percent to $90.8 million over the same quarter a year ago, reflecting particularly heavy growth in mortgage lending and strong growth in commercial and consumer loans as well.



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Noninterest income for the quarter ended June 30, 1998 increased by 50 percent to $26.9 million as compared to $17.9 million for the second quarter of 1997. Gains in mortgage banking fees because of strong mortgage volumes, increases from trust and investment services and the addition of income from the Company's insurance subsidiary, Morse, Payson & Noyes Insurance, acquired in late 1997, were key factors in the strong noninterest income growth.

The quarter also saw strong performance in several key operating ratios. Return on average equity for the quarter ended June 30, 1998, on an operating basis, was a record 17.84%. Return on average assets for the quarter ended June 30, 1998, on an operating basis, was 1.33%, up from 1.27% for the same quarter a year ago. The Company's operating efficiency ratio achieved a new quarterly low of 55.98% for the quarter ended June 30, 1998.

The Company's book value per share was $8.27 at June 30, 1998 based on 87,565,134 shares outstanding. Shareholders' equity at June 30, 1998 was $724.0 million.

Peoples Heritage Financial Group is a $9.8 billion multi-state banking and financial services holding company headquartered in Portland, Maine. The Company's Maine banking subsidiary, Peoples Heritage Bank, operates 75 banking offices throughout the state and holds Maine's number one deposit market share. Bank of New Hampshire, the Company's New Hampshire banking subsidiary, operates 84 branches and enjoys New Hampshire's top deposit market share. Family Bank, operating primarily in northeastern and central Massachusetts with four offices in southern New Hampshire, currently has 31 Massachusetts branches. The Company will soon expand its Massachusetts banking franchise and enter Connecticut for the first time with the acquisition of SIS Bancorp, headquartered in Springfield, Massachusetts, announced today.

A conference call on second quarter earnings and the acquisition announcement will be held at 10 a.m. eastern time today. To participate, dial 888 850-2440, confirmation code 502251.

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